INTL FCStone Inc. Announces New Three Year Credit Facility

NEW YORK, March 23, 2016 -- INTL FCStone Inc. (Nasdaq:INTL) today announced that it has agreed to amend its existing $140 million senior secured revolving credit facility maturing September 20, 2016 (the "Credit Facility") to extend the maturity through March 18, 2019, and to increase the size of the credit facility to $205 million. This credit facility will continue to be used to finance working capital needs of INTL FCStone Inc. and certain of its subsidiaries.

Sean O'Connor, CEO of INTL FCStone, said, "We are very pleased that we were able to increase the size of the credit facility by nearly 50% through increased support from our existing bankers and by expanding the bank group to include new relationships. This facility is an important part of our capital structure and is designed to fund short term liquidity mismatches through our settlement processes during its extended three year term."

Bank of America Merrill Lynch and Capital One, N.A. acted as Joint Lead Arrangers and Joint Book Managers on the Credit Facility and participants included Bank Hapoalim B.M., BankUnited N.A., Barclays Bank PLC and BMO Harris Bank N.A., Branch. Bank of America N.A. is Administrative Agent on the facility.

About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets.  Our revenues are derived primarily from financial products and advisory services that fulfill our clients’ real needs and provide bottom-line benefits to their businesses.  We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.

Further information on INTL FCStone is available at www.intlfcstone.com.

Contact:
INTL FCStone Inc.
Kent Coughlin
Director of Public Relations
+615-234-2756
kent.coughlin@intlfcstone.com